UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2014

Spindle, Inc.

(Exact name of registrant as specified in Charter)

Nevada	333-145088	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., STE 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

800-560-9198

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On July 25, 2014, John Reardon informed the Board of Directors (the “Board”) of Spindle, Inc. (the “Company”) that he would resign from his position as a Director and member of the Company’s nominating committee effective immediately.  Mr. Reardon’s decision to resign did not result from any disagreement with the Company, the Company’s management or the Board of Directors.  Mr. Reardon’s decision was based on his view that going forward he would no longer have the ability to devote the requisite time to the Company’s Board given his recently expanded professional obligations.  Mr. Reardon is the Managing Director of Choctaw Telecom, LLC, where he specializes in providing management services in the telecom industry.

On July 28, 2014, to fill the vacancy created by Mr. Reardon’s resignation, the Board announced that it will elect Christopher J. Meinerz to serve as a Director of the Company, effective July 28, 2014.  Mr. Meinerz will hold office for the remainder of Mr. Reardon’s term until the Company’s 2014 Annual Meeting of Stockholders.

Mr. Meinerz currently serves as the Company’s Chief Financial Officer and Chief Compliance Officer, as well as Secretary to the Board of Directors.  For his services as a Director, Mr. Meinerz will receive $2,500 per month and is entitled to reimbursement of any fees and expenses in connection with performing his duties as a Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Spindle, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Spindle, Inc.
(Registrant)

Date: July 30, 2014	By:	/s/ William Clark
William Clark
Director, Chief Executive Officer and President

3